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                                 EXHIBIT 23.1
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                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
TCA Cable TV, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-82934, 2-88892, 33-21901, 33-49172, 33-33898, 33-55895 and
33-61041) and Form S-3 (Nos. 33-61616, 33-44289 and 33-40273) of TCA Cable TV,
Inc. of our report dated August 25, 1995, with respect to the balance sheets of Marcus Cable of San Angelo, L.P. as of December 31, 1994 and 1993, and the related statements of operations, partners' equity and cash flows for the years then ended, which report is included in this Form 8-K/A of TCA Cable TV, Inc.


                                        KPMG Peat Marwick LLP

Dallas, Texas
September 11, 1995